SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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CONSOLIDATED-TOMOKA LAND CO.

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The following press release was issued by Consolidated-Tomoka Land Co. (the “Company”) on March 7, 2017. SECURITY HOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. A copy of the Company’s definitive proxy statement and any other relevant documents, once they are available, can be obtained for free from the website of the Securities and Exchange Commission’s website at www.sec.gov, at the Company’s website at www.ctlc.com, or by sending a written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809. The Company’s definitive proxy statement will describe the Company’s nomination of its current directors (other than Jeffry Fuqua and A. Chester Skinner, III) for election to the Board at the 2017 Annual Meeting of Shareholders. The Company and certain of its directors, executive officers and other employees will be participants in the solicitation of proxies from shareholders for the 2017 Annual Meeting. Information regarding the Company’s directors will be provided in the definitive proxy statement.

Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com

Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES SETTLEMENT OF LITIGATION WITH WINTERGREEN ADVISERS

DAYTONA BEACH, Fla. – March 7, 2017 – Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced that it has reached a settlement agreement (the “Settlement”) with Wintergreen Advisers, LLC (“Wintergreen”) regarding the complaint filed by Wintergreen in February 2017 against the Company and its Board of Directors (the “Board”) in the Circuit Court of the Seventh Judicial Circuit in Volusia County, Florida (the “Lawsuit”).

Under the terms of the Settlement, Wintergreen’s four candidates may stand for election at the Company’s 2017 annual meeting of shareholders (the “Annual Meeting”), and the Company will not amend its Bylaws or change the intended size of its Board prior to the Annual Meeting. The Company and Wintergreen will each file their own proxy statements and related proxy materials and bear their own costs in connection with their respective proxy solicitations and the Lawsuit. In addition, as part of the Settlement, Wintergreen has agreed to dismiss the Lawsuit after each of the Company’s and Wintergreen’s proxy statements have been mailed to the Company’s shareholders.

The Company issued the following statement:

“In order to avoid the disruption of protracted litigation, the Board determined that it was the prudent course of action to settle the Lawsuit and let the Company’s shareholders choose the composition of the Board and the future direction of the Company. We believe it’s important to note that Wintergreen, by running a slate of four nominees, none of whom are independent of Wintergreen, is seeking to take control of the Company without paying a control premium or making any offer to our other shareholders that is reflective of the value in obtaining control of the Company.”

“The Board and our management team are unified in the belief that a hurried sale of the Company or liquidation of its assets, at this time, would be destructive to shareholder value, which is obviously contrary to what is in the best interests of all shareholders. The Company is continuing to successfully execute its business plan, completing value-enhancing transactions in an orderly, deliberate, and effective manner.”

“We look forward to engaging with our shareholders regarding the tremendous progress being achieved and value being created by this Board and management team.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 1.8 million square feet of income properties, as well as approximately 8,200 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations for year end 2016 pertaining to the results for the quarter and year ended December 31, 2016, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.